Exhibit 3.5

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

      We, the undersigned Stephane Solis, President and John Fraser, Secretary of C-Chip Technologies Corporation, do hereby certify:

      That the Board of Directors of said corporation on the 19th day of May 2005, duly adopted a resolution to amend the original articles as follows:

      - Article "First" is hereby amended to read as follows:

            FIRST: the name of the corporation is Manaris Corporation.

      - Article "Fourth" is hereby amended to read as follows:

            FOURTH: The amount of total authorized capital stock of the corporation is Five Thousand Dollars ($5000.00) consisting of Five Hundred Million (500,000,000) shares of common stock of the par value of $0.00001 each.

      That on the 15th day of July 2005, the shareholders of the corporation approved the foregoing resolution. The number of shares of corporation outstanding entitled to vote on the amendment to the Articles of Incorporation was 54,536,002; that the said change and amendment have been consented and approved by the stock holders holding at least a majority of each class of stock outstanding and entitled to vote thereon.


                                                /s/ Stephane Solis
                                                ------------------
                                                Stephane Solis, President


                                                /s/ John Fraser
                                                ---------------
                                                John Fraser, Secretary